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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    SUNDANCE ASSETS, L.P.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    1400 SMITH STREET
--------------------------------------------------------------------------------
                                   (Street)

       HOUSTON                      TEXAS                            77002
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    CROWN ENERGY CORPORATION (CROE)
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   2/99
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    ___ Form filed by One Reporting Person
    _X_ Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK          2/02/1999      J           317,069         A                    317,069(1)(2)           D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (PRINT OR TYPE RESPONSES)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
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

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

Explanation of Responses:

(1) On February 2, 1999, Sundance Assets, L.P. ("Sundance"), holder of all the outstanding shares of Series A Cumulative Convertible Preferred Stock of Crown Energy Corporation ("Crown"), received a dividend of 317,069 shares of Crown common stock, par value $0.02 per share, pursuant to the terms of the Certificate of the Voting Powers, Designations, Preferences and Relative Participating, Optional or other Special Rights, and Qualifications, Limitations and Restrictions thereof, of Series A Cumulative Convertible Preferred Stock of Crown filed with the Utah Department of Commerce, Divisions of Corporations and Commercial Code.
(2) These securities are owned directly by Sundance. Sundance is a member of a "group" with Enron Capital & Trade Resources Corp. ("ECT") and Enron Corp. ("Enron") for purposes of Section 13(d) of the Exchange Act. This Form is also filed by Enron and ECT, which may be considered to have indirect ownership of these securities. Enron and ECT disclaim beneficial ownership of these securities.

                                SUNDANCE ASSETS, L.P.
                                By: Enron Ponderosa Management Holdings, Inc.,
                                    its General Partner

                                /S/ Peggy B. Menchaca              March 5, 1999
                                ----------------------------       -------------
                                Peggy B. Menchaca                       Date
                                Vice President and Secretary
                                **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1474 (8-92)

                            JOINT FILER INFORMATION



Name:                    Enron Capital & Trade Resources Corp.

Address:                 1400 Smith Street
                         Houston, Texas 77002

Designated Filer:        Sundance Assets, L.P.

Issuer & Ticker Symbol:  Crown Energy Corporation (CROE)

Date of Event Requiring
Statement:               02/02/99

Signature of Reporting
Person:                  /S/ Peggy B. Menchaca
                         -----------------------------
                         Peggy B. Menchaca
                         Vice President and Secretary



Name:                    Enron Corp.

Address:                 1400 Smith Street
                         Houston, Texas 77002

Designated Filer:        Sundance Assets, L.P.

Issuer & Ticker Symbol:  Crown Energy Corporation (CROE)

Date of Event Requiring
Statement:               02/02/99

Signature of Reporting
Person:                  /S/ Peggy B. Menchaca
                         ----------------------------
                         Peggy B. Menchaca
                         Vice President and Secretary